FILED PURSUANT TO RULE 424(B)(3)

FILE NO. 333-240089

WHOLE EARTH BRANDS, INC.

SUPPLEMENT NO. 3 TO

PROSPECTUS DATED AUGUST 5, 2020

THE DATE OF THIS SUPPLEMENT IS SEPTEMBER 21, 2020

This prospectus supplement (this “Supplement No. 3”) is part of the prospectus of Whole Earth Brands, Inc. (the “Company”) dated August 5, 2020 (as amended from time to time, the “Prospectus”). This Supplement No. 3 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 3. Except to the extent that the information in this Supplement No. 3 modifies or supersedes the information contained in the Prospectus, this Supplement No. 3 should be read, and will be delivered, with the Prospectus. This Supplement No. 3 is not complete without, and may not be utilized except in connection with, the Prospectus.

The purpose of this Supplement No. 3 is to update and supplement the information in the Prospectus with the information contained in the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission (“SEC”) on September 21, 2020, which is attached hereto.

Investing in our securities involves risks. See “Risk Factors” beginning on page 9 of the Prospectus to read about factors you should consider before buying our common stock and warrants.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 18, 2020

Whole Earth Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38880	38-4101973
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 S. Wacker Drive

Suite 3150
Chicago, IL 60606

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (312) 840-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	FREE	The NASDAQ Stock Market LLC
Warrants to purchase one-half of one share of common stock	FREEW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)	Election of Directors.

On September 18, 2020, the board of directors (“Board”) of Whole Earth Brands, Inc. (the “Company”) increased the size of the Board from six members to seven members and appointed Albert Manzone, the Company’s current chief executive officer, to fill the vacancy resulting from the increase in the size of the Board.

There are no arrangements or understandings between Mr. Manzone and any other person pursuant to which he was appointed as a director of the Company. The Board does not presently intend to appoint Mr. Manzone to serve on any committees of the Board.  Mr. Manzone has no family relationship with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.  As an employee of the Company, Mr. Manzone will not receive any additional compensation or equity awards in connection with his service on the Board.

Item 8.01	Other Events

On September 21, 2020, the Company issued a press release announcing the appointment of Mr. Manzone as a director of the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information furnished in this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
99.1	Press Release dated September 21, 2020.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 21, 2020	Whole Earth Brands, Inc.
	By:	/s/ Andrew Rusie
	Name:	Andrew Rusie
	Title:	Chief Financial Officer

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